UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2012

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

401 City Avenue, Suite 809 Bala Cynwyd, Pennsylvania		19004
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

First Amendment to Credit Facility

On November 27, 2012, Entercom Communications Corp. (the “Company”) entered into a First Amendment to the Credit Agreement (the “Credit Agreement”) by and among Entercom Radio, LLC, as the borrower, the Company, as the parent, Bank of America, N.A., as administrative agent and the lenders party thereto (the “Amendment”).

The following is a summary description of the material terms of the Amendment, which by its nature is incomplete. For further information regarding the terms and conditions of the Amendment, reference is made to the complete text of the Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2012.

Interest Rate Reduction. Pursuant to the Amendment, the Term B Loans now bear interest at either (i) LIBOR plus 3.75% or (ii) a base rate plus 2.75%. This reflects a reduction of 125 basis points from the prior rate of either: (a) LIBOR plus 5.00% or (b) a base rate plus 4.00%. The Term B Loans continue to have a LIBOR floor of 1.25%. The Amendment also includes one step-down in the applicable rate for Term B Loans to either: (i) LIBOR plus 3.50% or (ii) a base rate plus 2.50%; if the Company’s Consolidated Leverage Ratio (i.e., Consolidated Funded Indebtedness to Consolidated Operating Cash Flow, as defined in the Credit Agreement) is less than or equal to 4.50 to 1.00. The Amendment did not change the pricing terms of the revolving portion of the credit facility.

As a result of the Amendment, the Company expects to incur a non-cash loss on extinguishment of debt of approximately $2 million in the fourth quarter of 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ Stephen F. Fisher
Stephen F. Fisher Executive Vice President and Chief Financial Officer

Dated: November 27, 2012